                                  EXHIBIT 99.1

                   REYNOLDS AND REYNOLDS REITERATES CONFIDENCE
         IN ITS ABILITY TO MEET CONSENSUS EARNINGS ESTIMATES FOR FISCAL
                                      YEAR

    COMPANY'S EQUITY POSITION IN CONSUMER CAR CLUB INC.'S CLOSED CARCLUB.COM
                      WILL NECESSITATE THIRD QUARTER CHARGE

DAYTON, Ohio, May 2, 2001 - The Reynolds and Reynolds Company (NYSE: REY) today confirmed that it expects earnings per share will be in line with consensus estimates of $1.31 for the fiscal year ending September 30, 2001. The confirmation was made following an announcement by Consumer Car Club Inc. that its carclub.com service has been closed.

Earlier in the year, Reynolds acquired a small equity position in Consumer Car Club and agreed to provide technology, development, support and retailer training for carclub.com. Due to carclub.com's inability to secure financing, and its resulting shutdown, Reynolds will write off $3.2 million in its third quarter ending June 30, 2001, creating a negative $0.026 (2.6 cents) per share impact in that quarter.

"We're disappointed that carclub.com has ceased operations. Their unique model showed great promise, as the traditional third-party online buying services faltered," Lloyd 'Buzz' Waterhouse, president and CEO, said. "The failure by carclub.com is indicative of the difficult time dot.coms generally are having securing financing. Notwithstanding carclub.com's challenges, we remain totally focused on capturing the many opportunities in the automotive retailing value net as part of our company's transformation. The disappointment of failed initiatives like carclub.com is softened by the success of our other initiatives as we aggressively strengthen our broad suite of solutions and build on our market-leading ERA3 retail management system."

Reynolds and Reynolds, headquartered in Dayton, Ohio, is the leading provider of integrated information management solutions to the automotive retailing marketplace. The company's services include a full range of retail and enterprise management systems, networking and support, e-business applications, Web services, learning and consulting services, customer relationship management solutions and leasing services. To find out more about the company, its vision, products and services, visit www.reyrey.com.

Certain statements in this news release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements are based on current expectations, estimates, forecasts and projections of future company or industry performance based on management's judgment, beliefs, current trends and market conditions. Forward-looking statements made or to be made by or on behalf of the company may be identified by the use of words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates" and similar expressions. Forward-looking statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Actual outcomes and results may differ materially from what is expressed, forecasted or implied in the forward-looking statements. See also the discussion of factors that may affect future results contained in the company's Current Report on Form 8-K filed with the SEC on August 11, 2000, which we incorporate herein by reference. The company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

                                       ###

CONTACTS:

NEWS MEDIA                                  INVESTORS
Paul Guthrie                                John Shave
937.485.4216                                908.790.8835
paul_guthrie@reyrey.com                     jshave@national.ca